AGREEMENT

This agreement is made between Kit Cole (Cole) and Epic Wealth Management Company (Epic).

RECITALS

Cole has personal relations with persons whom Epic wishes to attract as clients and she has agreed to serve as CEO and Chairman of the Board of Epic for a minimum period of six months

Epic wishes to be able to consult with Cole regarding its business for a period of two years.

Therefore, the parties agree as follows:

1. In recognition of the services provided to Epic to assist it in making contacts with prospective clients and in organizing its business, Epic shall pay to Cole $250,000 no later than August 1, 2005. In addition, Epic shall pay to Cole $10,000 on the first day of each month for a period of fifty months beginning August 1, 2005.

2. Cole shall be reasonably available for a reasonable compensation until December 31, 2007 to consult with Epic regarding any and all aspects of its business provided that she shall not be required without her consent to provide any services that require her to be qualified as an Investment Advisor Representative under section 260.236 of the regulations adopted by the Department of Corporations under the Corporate Securities Laws of 1968.

3. Cole agrees for a period of eighteen months not to compete, directly or indirectly, with Epic in the provision of investment advice with respect to marketable securities or financial planning to any persons listed on Appendix "A".

4. Cole shall, in every manner consistent with professional ethics, encourage clients of Epic to retain Epic as their investment advisor.

5. Cole will indemnify Epic for any claim made by clients referred by Cole arising out of any act, event or occurrence before clients became clients of Epic and Epic shall indemnify Cole for any claim made by clients of Epic arising out of any act, event or occurrence after they have become clients of Epic. Indemnification shall include the payment of reasonable attorneys' fee and costs incurred by the indemnitee.

6. This Agreement constitutes the entire agreement among the parties concerning their rights and obligations. Any agreements or representations respecting the subject matter of this agreement not expressly set forth in this Agreement shall have no effect.

7. If any of the parties brings any legal action or seeks arbitration regarding any provision of this agreement, the prevailing party in the litigation or arbitration shall be entitled to recover reasonable attorneys' fees from the other party, in addition to any other relief that may be granted.

8. Any dispute arising under or in connection with this Agreement shall be settled by arbitration pursuant to Section 1281 et seq. of the California Code of Civil Procedure in San Rafael, California. A judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

9. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt in the case of personal delivery, or upon mailing. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph:

To Kit Cole:
851 Irwin Street
San Rafael, Ca. 94901

To Epic:
851 Irwin Street
San Rafael, Ca. 94901

10. No party shall assign any right or interest arising under this Agreement without the prior written consent of the other parties.

11. This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties.

12. This Agreement shall be governed by and construed in accordance with the laws of California.

Executed effective January 1, 2005 at San Rafael, California.

EPIC WEALTH MANAGEMENT COMPANY

BY The Board of Directors

Allan Bortel, Director

Carolyn Horan, Director

Richard E. Smith, Director

By: ______________________
Kit M. Cole, Consultant